Exhibit 10.1

September 15, 2004

The Price Group, LLC

7979 Ivanhoe Avenue, Suite 520

La Jolla, CA 92037

PriceSmart Inc.

9740 Scranton Road

San Diego, CA 92121

PSMT Caribe, Inc.

c/o PriceSmart Inc.

9740 Scranton Road

San Diego, CA 92121

PSMT Trinidad/Tobago Limited

c/o PriceSmart Inc.

9740 Scranton Road

San Diego, CA 92121

PSMT Philippines, Inc.

c/o PriceSmart Inc.

9740 Scranton Road

San Diego, CA 92121

Dear Sirs,

Re:	IFC investments in PriceSmart, Inc. and its subsidiaries

We refer to the Loan Agreement dated January 26, 2001 (the “A Loan Agreement”), by and among PriceSmart, Inc., a company organized and existing under the laws of the State of Delaware, U.S.A. (“PriceSmart”), PSMT Caribe Inc., a company organized and existing under the laws of the Territory of the British Virgin Islands (“Caribe”), PSMT Trinidad/Tobago Limited, a company organized and existing under the laws of the Republic of Trinidad and Tobago (“PSMT Trinidad”) and International Finance Corporation, an international organization established by Articles of Agreement among its member countries (“IFC”); the C Loan Agreement dated January 26, 2001 (the “C Loan Agreement”), by and among PriceSmart, Caribe, PSMT Trinidad and IFC; and the Omnibus Agreement dated June 27, 2002 (the “Omnibus Loan Agreement” and together with the A Loan Agreement and the C Loan Agreement, the “Loan Agreements”), by and

among PSMT Philippines, Inc., a company organized and existing under the laws of the Republic of Philippines (“PSPH” and together with PriceSmart, Caribe and PSMT Trinidad, the “Co-Borrowers”), PriceSmart and IFC. We also refer to your letters, dated June 2, 2004, and July 26, 2004, respectively, pursuant to which you requested IFC to consider restructuring its investment in, and grant certain waivers and concessions to, the Co-Borrowers.

Capitalized terms not otherwise defined herein have the meanings assigned to them in the Loan Agreements.

In order to give effect to the proposed restructuring of IFC’s investment in the Co-Borrowers at the request of The Price Group, LLC (the “Sponsor”) and the Co-Borrowers, the parties agree as follows:

1. IFC hereby:

(a)	waives compliance by the Co-Borrowers with the provisions of Section 6.02(c) of the Loan Agreements solely in respect of, and in order to permit PriceSmart to incur, a bridge loan of up to twenty five million Dollars ($25,000,000) (the “Bridge Loan”) from the Sponsor, so long as such loan complies with Section 2(b) below;

(b)	agrees to execute and deliver to the Co-Borrowers proper instruments acknowledging the release to PriceSmart of the Escrow Account (with proceeds of approximately five million two hundred thousand Dollars ($5,200,000));

(c)	agrees to amend the interest rate, repayment and prepayment provisions of the C Loan Agreement to reflect (i) a new interest rate equal to LIBOR plus four per cent (4.0%) per annum, (ii) loan repayment in twelve (12) equal semi-annual installments commencing on March 15, 2005 and (iii) the right of the Co-Borrowers identified therein to prepay the C Loan without any restriction whatsoever or prepayment penalty; and

(d)	agrees to amend the prepayment provisions of the A Loan Agreement to allow prepayment of the A Loan without any restriction whatsoever or prepayment premium.

2. The waivers, concessions and amendments set forth in Section 1 above are granted and agreed and shall remain in effect subject to Section 3 below:

(a)	Within seven (7) days after the signing of this Agreement, PriceSmart shall purchase the IFC Loan (as defined in the Omnibus Loan Agreement) plus all accrued interest thereon and, subject to such purchase, IFC will assign the IFC Security with respect to such IFC Loan to PriceSmart pursuant to an assignment and assumption agreement in form and substance satisfactory to the parties.

(b)	The Sponsor shall convert the Bridge Loan, subject to shareholder approval, into the common stock of PriceSmart at a conversion price of eight Dollars ($8.00) per share by November 30, 2004. Until conversion, the Bridge Loan shall earn interest at eight per cent (8%) per annum and shall be subordinated to the IFC Loans.

(c)	The Sponsor shall convert its existing loans and advances to PriceSmart, in the aggregate principal amount of twenty million Dollars ($20,000,000), into the common stock of PriceSmart, subject to shareholder approval, at a conversion price of eight Dollars ($8.00) per share by November 30, 2004.

(d)	The Sponsor and its Affiliates shall, subject to shareholder approval, deliver to IFC by November 30, 2004, proper instruments (i) evidencing the conversion of the Preferred “B” Shares beneficially owned by them in the capital stock of PriceSmart, in the aggregate principal amount of twenty-two million Dollars ($22,000,000), into common stock of PriceSmart at a conversion price of ten Dollars ($10.00) per share and (ii) waiving all accrued and unpaid dividends on such preferred shares.

(e)	As soon as practicable after the signing of this Agreement, subject to shareholder approval, PriceSmart shall implement a rights offering to its existing shareholders at a rate of 1.5 rights (i.e., the right to acquire 1.5 shares of common stock) for each common share. The rights offering shall have a one year exercise period and shall offer PriceSmart’s shareholders of record the option to subscribe during the first one month period at a price of seven Dollars ($7.00) per share, or subscribe at any time after such first one month period at a price of eight Dollars ($8.00) per share. Prior to the end of the offering period, the Sponsor shall purchase common stock in an amount of up to twenty-five million Dollars ($25,000,000), in immediately available funds, to the extent that the shareholders of record do not subscribe for common stock in the aggregate amount of twenty five million Dollars ($25,000,000) in the offering.

(f)	The Sponsor shall grant IFC a put option by entering into a put option agreement in form and substance satisfactory to the parties pursuant to which, in consideration of the agreements contained in this letter agreement, IFC shall have the right, exercisable between November 30, 2005 and November 30, 2006, to sell the IFC Shares (as defined below) to the Sponsor at a put price of twelve Dollars ($12.00) per share. The put option agreement shall, inter alia, contain an undertaking by the Sponsor to (i) ensure that the IFC put option agreement and the implementation thereof comply with any applicable United States securities laws and regulations; and (ii) indemnify, defend and hold harmless IFC, its employees, officers and directors against and in respect of any losses, claims, damages or liabilities (including legal or other fees and expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) to which IFC or any such persons may become subject under the Securities Act of 1933, as amended, as a result of the granting or exercise of the put option. For purposes of this clause, the term “IFC Shares” means (i) all of the three hundred thousand (300,000) shares of common stock of PriceSmart owned by IFC as of the date hereto, (ii) all shares of PriceSmart received by IFC as a result of stock splits on the shares identified in clause (i) above, and (iii) all shares (of any company) received by IFC in exchange, replacement or substitution of the shares identified in clauses (i) and (ii) above.

(g)	By October 15, 2004, PriceSmart and IFC shall enter into a warrant agreement, in form and substance satisfactory to IFC pursuant to which, in consideration of the agreements contained in this letter agreement, PriceSmart shall grant to IFC four hundred thousand (400,000) warrants convertible into the common stock of PriceSmart at a price of seven Dollars ($7.00) per share. Fifty per cent (50%) of the warrants shall be exercised by IFC upon receipt by IFC of proper agreements and instruments, duly executed and in full force and effect, evidencing the (i) conversion of the Bridge Loan as contemplated in Section 2(b) above, (ii) conversion of the Sponsor’s other loans as contemplated in Section 2(c) above, (iii) conversion of the preferred shares as contemplated in Section 2(d) above, and (iv) commencement of the exercise period of the rights offering as contemplated in Section 2(e) above. The balance of the warrants shall, at the option of IFC, be exercised by November 30, 2005. The exercise price shall be paid by a reduction of the IFC Loan then outstanding to the extent of the aggregate exercise price.

(h)	PriceSmart shall cause to deliver to IFC a legal opinion, in form and substance acceptable to IFC, from the law firm of Latham & Watkins with respect to the transactions contemplated hereby.

(i)	The Co-Borrowers agree to pay the fees and expenses of IFC’s counsel retained for the purposes of the transactions contemplated hereby.

3. For the avoidance of doubt, and notwithstanding anything to the contrary in this letter agreement, failure by the Co-Borrowers and the Sponsor to comply with any of the provisions of this letter agreement shall constitute an Event of Default under the Loan Agreements and shall relieve IFC of any further obligation in respect of any remaining unexecuted instruments, agreements and amendments hereunder.

4. The parties hereto agree to shall take any and all necessary steps (including the exercise of their voting rights, if any, and the execution and delivery of instruments, agreements and amendments) to achieve prompt and effective implementation of all of the provisions of this Agreement.

5. This waiver does not operate as a waiver of any provision of the Loan Agreements other than those specified above. It does not in any way waive or impair IFC’s rights under the Loan Agreements or any agreement to which IFC is a party.

6. This letter Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

If the foregoing is acceptable to you, please sign below and return a copy to us.

Sincerely,

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Stanley Greig

Accepted and Agreed:

THE PRICE GROUP, LLC

/s/ James Cahill
Name: James Cahill
Title: Manager

PRICESMART, INC.

/s/ John Heffner
Name: John Heffner
Title: Executive V.P./CFO

PSMT CARIBE INC.

/s/ Atul Patel
Name: Atul Patel
Title: Director/Treasurer

PSMT TRINIDAD/TOBAGO LIMITED

/s/ Ernesto Grijalva
Name: Ernesto Grijalva
Title: Director/Secretary

PSMT PHILIPPINES, INC.

/s/ John Heffner
Name: John Heffner
Title: Director